5355 Town Center Road
Suite 701
Boca Raton, FL 33486

Exhibit 10.2.4

4847-8784-3927v.11
EMERGENT CAPITAL, INC.
2010 OMNIBUS INCENTIVE PLAN AS AMENDED AND RESTATED
RESTRICTED STOCK UNIT AWARD

[NAME]
[ADDRESS]
[ADDRESS]

Dear _________________:
You have been granted a Restricted Stock Unit Award (the “Award”) under the Emergent Capital, Inc, 2010 Omnibus Incentive Plan, as amended and restated (the “Plan”), with terms and conditions described below. This Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

Grant Date:	[CURRENT DATE]
Number of Restricted Stock Units (“RSUs”):	[NUMBER OF SHARES]
Service Vesting Period:	Grant Date through [DATE]
Vesting Schedule:	The RSUs will vest in full on [DATE], provided you are continuously employed by or in the service of the Company through the Service Vesting Period.
Notwithstanding the foregoing, the RSUs will vest in full upon the earlier to occur of:

The date of a Change in Control prior to [DATE], if you are continuously employed with, or in the service of, the Company through the date preceding the date of the Change in Control.
The date prior to [DATE] on which your employment or service relationship with the Company is terminated (1) as a result of your death or Disability or (2) by the Company other than for Cause.

Except as otherwise provided above, upon your termination of employment, or cessation of services to, the Company prior to the date the RSUs are vested, you will forfeit the unvested RSUs. In addition, if your employment or service relationship is terminated by the Company other than for Cause but the Company later learns facts that could have permitted it to terminate your employment for Cause if such facts had been known at the time of your termination, then any RSUs that have not yet been settled (whether vested or unvested) shall be forfeited immediately on the date of such determination and any Shares you received in settlement of this Award shall be forfeited and shall be returned to the Company without payment therefor.

5355 Town Center Road
Suite 701
Boca Raton, FL 33486

Settlement of RSUs:
The Company will settle any then-vested RSUs on [DATE] by issuing in your name certificate(s) or making an appropriate book entry for a number of Shares equal to the number of RSUs that are then vested; provided that, upon an earlier Change in Control that (i) is a “change in control event” within the meaning of Code Section 409A and (ii) results in the Stock (or the shares of the successor or surviving corporation (or parent thereof) that are subject to the RSUs following the Change in Control) no longer being publicly traded, the RSUs will be settled as part of a termination and liquidation of the deferred compensation plan represented by the RSUs pursuant to Treas. Reg. s. I.409A-3 (j)(4)(ix)(13).

Dividend Equivalents:
You will be credited with dividend equivalents equal to the amount of any dividends or other distributions paid with respect to the Shares underlying the RSUs, so long as the record date occurs before you forfeit the RSUs; provided that any such dividend equivalents will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this Award that apply to the RSUs with respect to which such dividend equivalents were credited. All such dividend equivalents shall be paid to you at the same time as the RSUs are settled in the form of additional Shares, with no accumulated interest or other earnings and based upon the Fair Market Value of the Stock on the settlement date.

Rights as Shareholder:
You will not be deemed for any purposes, including voting rights, to be a shareholder of the Company with respect to any of the RSUs unless and until a certificate for Shares is issued, or an appropriate book entry made, upon settlement of the RSUs.

Transferability of Award:
You may not transfer or assign this Award for any reason, other than as set forth in the Plan. Any attempted transfer or assignment of this Award, other than as set forth in the Plan, will be null and void.

Transferability of RSUs:
You may not sell, transfer or otherwise alienate or hypothecate any of your RSUs until they are vested. In addition, by accepting this Award, you agree not to sell any Shares acquired under this Award other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale. The Company also may require you to enter into a shareholder’s agreement that will include additional restrictions on the transfer of Shares acquired under this Award.

Market Stand-Off:
In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Award without the prior written consent of the Company and the Company’s underwriters. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be determined by the Company. In no event, however, shall such period exceed one hundred eighty (180) days.

5355 Town Center Road
Suite 701
Boca Raton, FL 33486

Tax Withholding:
To the extent that the vesting or receipt of the RSUs, or the payment of dividend equivalents thereon, or any other event with respect to this Award, results in income to you for Federal, state or local income tax purposes, you shall deliver to the Company at the time the Company is obligated to withhold taxes in connection with such receipt, such amount as the Company requires to meet its withholding obligation under applicable tax laws or regulations, and if you fail to do so, the Company has the right and authority to deduct or withhold from any compensation payable to you, including compensation due under this Award, an amount sufficient to satisfy its withholding obligations. You may satisfy the withholding requirement, in whole or in part, by electing to have the Company withhold for its own account that number of Shares otherwise deliverable to you under the Award having an aggregate Fair Market Value on the date the tax is to be determined equal to the tax that the Company must withhold; provided that the amount to be withheld may not exceed the total minimum statutory tax withholding obligations associated with the transaction to the extent needed for the Company and its Affiliates to avoid an accounting charge until Accounting Standards Update 2016-09 applies to the Company, after which time the amount to be withheld may not exceed the total maximum statutory tax rates associated with the transaction. Your election must be irrevocable, in writing, and submitted to the Secretary of the Company before the date of the applicable event triggering the withholding obligation. The Fair Market Value of any fractional Share not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid to you in cash.

Miscellaneous:
This Award may be amended only by written consent signed by both you and the Company, unless the amendment is not to your detriment. Notwithstanding the foregoing, this Award may be amended or terminated by the Board or the Committee without your consent in accordance with the provisions of the Plan.
The failure of the Company to enforce any provision of this Award at any time shall in no way constitute a waiver of such provision or of any other provision hereof.
In the event any provision of this Award is held illegal or invalid for any reason, such illegality or invalidity shall not affect the legality or validity of the remaining provisions of this Award, and this Award shall be construed and enforced as if the illegal or invalid provision had not been included in this Award.
The RSUs constitute a mere promise by the Company to make specified payments in the future if such benefits come due under the Award. You will have the status of a general creditor of the Company with respect to any vested Award.
As a condition to the grant of this Award, you agree (with such agreement being binding upon your legal representatives, guardians, legatees or beneficiaries) that this Award shall be interpreted by the Committee and that any interpretation by the Committee of the terms of this Award or the Plan, and any determination made by the Committee pursuant to this Award or the Plan, shall be final, binding and conclusive.
This Award may be executed in counterparts.

5355 Town Center Road
Suite 701
Boca Raton, FL 33486

BY SIGNING BELOW AND ACCEPTING THIS RESTRICTED STOCK UNITS AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN. YOU ALSO ACKNOWLEDGE HAVING READ THE PLAN.

By:
[NAME]

Name:
Date: